Exhibit 3.15

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTELSAT USA SALES & MARKETING CORP.

Intelsat USA Sales & Marketing Corp., a Delaware corporation, hereby certifies as follows:

FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth and declaring advisable the amendment of Article First of the certificate of incorporation of said corporation so that, as amended, said Article shall read as follows:

“FIRST. The name of the corporation is Intelsat USA Sales Corp. (the “Corporation”).”

SECOND. In lieu of a vote, the written consent to the foregoing amendment has been given by the holder of all of the outstanding shares of common stock entitled to vote thereon in accordance with the provisions of Section 22E of the General Corporation Law of the State of Delaware and such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Intelsat USA Sales & Marketing Corp. has caused this certificate to be signed by Christopher W. Rogars, its Secretary, on the 14th day of December, 2001.

INTELSAT USA SALES & MARKETING CORP.

By:	/S/ CHRISTOPHER W. ROGERS
Name:	Christopher W. Rogers
Title:	Secretary

CERTIFICATE OF INCORPORATION

OF

INTELSAT USA SALES & MARKETING CORP.

FIRST. The name of the corporation is Intelsat USA Sales & Marketing Corp. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, and the par value of each of such shares is $.01 per share.

FIFTH. The name and mailing address of the incorporator is David B. Meltzer, 3400 International Drive, NW, Washington, D.C. 20008. The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.

SIXTH. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation.

SEVENTH. Each of the following persons, having the mailing address set forth next to his name, shall serve as a director of the Corporation until his successor is elected and qualified or until his earlier resignation or removal:

Name	Mailing Address
Jean-Robert Barallon	3400 International Drive, NW Washington, D.C. 20008

David B. Meltzer	3400 International Drive, NW Washington, D.C. 20008

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. Except and to the extent provided in the by-laws of the Corporation, the elections of directors need not be by written ballot. Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of the Corporation at the time entitled to vote at an election of directors.

EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

NINTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal by-laws of the Corporation.

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 10th day of July, 2001.

/S/ DAVID B. MELTZER
David B. Meltzer